================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported): January 30, 1998


                                   SONAT INC.
             (Exact name of registrant as specified in its charter)



         DELAWARE                        001-07179               63-0647939
(State or other jurisdiction of   (Commission File Number)    (I.R.S. Employer
incorporation or organization)                               Identification No.)


       1900 FIFTH AVENUE NORTH
         BIRMINGHAM, ALABAMA                             35203
(Address of principal executive offices)               (Zip Code)


       Registrant's telephone number, including area code: (205) 325-3800

================================================================================

                                   SONAT INC.

                                TABLE OF CONTENTS
                                       FOR
                           CURRENT REPORT ON FORM 8-K

                                                                           Page
                                                                           ----

Item 5.        Acquisition or Disposition of Assets.........................2

Item 7.        Financial Statements and Exhibits............................2

Signature      .............................................................4

          ITEM 5.  ACQUISITION OR DISPOSITION OF ASSETS.

          On November 23, 1997, Sonat Inc. ("Sonat") announced that it and Zilkha Energy Company ("Zilkha") had entered into an Agreement and Plan of Merger, dated as of November 22, 1997, pursuant to which a newly formed, wholly owned subsidiary of Sonat would merge into Zilkha ("Merger"). The Merger transaction is described in Sonat's Proxy Statement/Prospectus dated December 29, 1997 ("Proxy Statement") comprising a part of Sonat's Registration Statement on Form S-4, as amended (File No. 333-41851), that was declared effective by the Securities and Exchange Commission on December 29, 1997 ("Registration Statement"). The Proxy Statement was used to solicit proxies for use by Sonat's Board of Directors at a special meeting of Sonat stockholders held on January 30, 1998 ("Special Meeting"), for the purpose of considering and voting on a proposal ("Proposal") to approve the issuance of shares of Common Stock, $1.00 par value, of Sonat ("Common Stock") in the Merger, as required by the regulations of the New York Stock Exchange. Of the 85,857,047 shares of Common Stock entitled to vote at the Special Meeting, 64,791,737 shares (75.5%) were present in person or by proxy and 64,094,347 shares (98.9%), 427,775 shares (0.7%) and 269,615 shares (0.4%) voted for, voted against and abstained from voting on the Proposal, respectively. Accordingly, the Proposal was approved, and the Merger was consummated following the Special Meeting. In the Merger, Zilkha became a wholly owned subsidiary of Sonat and changed its name to Sonat Exploration GOM Inc.

          Pursuant to the Merger, the Company issued 24,158,380 shares of its Common Stock, of which 8,594,305 shares, 14,429,037 shares and 1,135,038 shares were issued to Michael Zilkha, the Selim K. Zilkha Trust and the Selim K. Zilkha
(1996) Annuity Trust, respectively. Sonat now has approximately 110 million shares of Common Stock outstanding, of which Michael Zilkha, the Selim K. Zilkha Trust and the Selim K. Zilkha (1996) Annuity Trust own approximately 7.8%, 13.1% and 1.0%, respectively. Immediately following the Merger, Selim K. Zilkha and his son, Michael Zilkha, became directors of Sonat.

          Sonat will account for the Merger as a pooling of interests. The Merger also qualifies as a tax-free reorganization.

          The Merger involved the issuance of approximately $1.04 billion in market value of Common Stock and the assumption of approximately $300 million in debt and other liabilities.

          A copy of Sonat's press release dated January 30, 1997 is filed as
Exhibit 99.1.

          ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

                  (a)      Financial statements of business acquired

                           The financial statements of Zilkha appearing under
the caption "Index to Financial Statements - Zilkha Energy Company" on page F-1 are filed with this Current Report.

                  (b)      Pro forma financial information

                           The pro forma financial statements appearing under
the caption "Index to Financial Statements - Sonat Inc. and Zilkha Energy Company" on page F-1 are filed with this Current Report.

                  (c)      Exhibits

                           The following documents are filed as exhibits to this
Current Report:

 Exhibit
 Number                                       Description of Exhibit
 ------                                       ----------------------

  *2.1 Agreement and Plan of Merger dated as of November 22, 1997, between Zilkha and Sonat
                                    (including Exhibits A through E and Exhibit
                                    G thereto) (incorporated by reference to Annex A to the Proxy Statement constituting part of the Registration Statement)

**2.2 Approval of Merger Agreement dated as of January 22, 1998, among Sonat, Sonat
                                    Acquisition Corporation, a wholly owned
                                    subsidiary of Sonat, and Zilkha

**4.1 Amendment No. 1 to Rights Agreement, dated as of November 22, 1997, amending the Rights
                                    Agreement between Sonat and ChemicalMellon
                                    (now ChaseMellon) Stockholder Services,
                                    L.L.C., dated as of January 8, 1996

**10.1                              Registration Rights Agreement, dated as of
                                    January 30, 1998, by and between Sonat,
                                    Selim K. Zilkha, Michael Zilkha, the Selim
                                    K. Zilkha Trust and the Selim K. Zilkha
                                    (1996) Annuity Trust

**99.1                              Press Release dated January 30, 1998

-----------------------

*    Incorporated by reference
**  Filed herewith

                                    SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                           SONAT INC.



                                           By: /s/ William A. Smith
                                              ------------------------------
                                                   William A. Smith
                                           Title:  Executive Vice President


Dated: February 4, 1998

                         INDEX TO FINANCIAL STATEMENTS

Sonat Inc. and Zilkha Energy Company

  Pro Forma Combined Financial Statements...................   F-2

  Pro Forma Combined Statements of Income (Loss) (Unaudited)
     For the Nine Months Ended September 30, 1997 and the
     Years Ended December 31, 1996, 1995 and 1994...........   F-3

  Pro Forma Combined Balance Sheet (Unaudited) at September
     30, 1997...............................................   F-5

  Notes to Pro Forma Combined Financial Statements..........   F-6

Zilkha Energy Company

  Independent Auditors' Report..............................   F-7

  Consolidated Balance Sheets as of September 30, 1997
     (Unaudited) and December 31, 1996
     and 1995...............................................   F-8

  Consolidated Statements of Operations for the Nine Months
     Ended September 30, 1997 and 1996 (unaudited) and Years
     Ended December 31, 1996, 1995 and 1994.................   F-9

  Consolidated Statements of Stockholders' Equity for the
     Years Ended December 31, 1996, 1995 and 1994 and the
     Nine Months Ended September 30, 1997 (Unaudited).......  F-10

  Consolidated Statements of Cash Flows for the Nine Months
     Ended September 30, 1997 and 1996 (Unaudited) and the
     Years Ended December 31, 1996, 1995 and 1994...........  F-11

  Notes to Consolidated Financial Statements................  F-12

                    PRO FORMA COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)

     The following unaudited pro forma combined financial statements are presented to give effect to the merger ("Merger") of a wholly-owned subsidiary of Sonat Inc. ("Sonat") with and into Zilkha Energy Company ("Zilkha") under the pooling of interests method of accounting. The income statements for each of the three years in the period ended December 31, 1996 and nine months ended September 30, 1997, assume that the Merger had been consummated at the beginning of the earliest period presented. The balance sheet assumes that the Merger had been consummated on September 30, 1997. The unaudited pro forma combined financial statements do not reflect any cost savings and other synergies anticipated by Sonat management as a result of the Merger and are not necessarily indicative of the results of operations or the financial position which would have occurred had the Merger been consummated at the beginning of the earliest period presented, nor are they necessarily indicative of future results of operations or financial position. Additionally, the unaudited pro forma combined statements of income exclude non-recurring charges directly attributable to the Merger which will be charged to operations in the quarter in which such expenses are incurred. The unaudited pro forma combined financial statements should be read in conjunction with the historical consolidated financial statements of Sonat and Zilkha.

                      SONAT INC. AND ZILKHA ENERGY COMPANY

                 PRO FORMA COMBINED STATEMENTS OF INCOME (LOSS)
                                  (UNAUDITED)

                                                         NINE MONTHS ENDED SEPTEMBER 30, 1997
                                                  ---------------------------------------------------
                                                                            PRO FORMA      PRO FORMA
                                                   SONAT       ZILKHA      ADJUSTMENTS      COMBINED
                                                  --------    ---------    ------------    ----------
                                                   (IN MILLIONS, EXCEPT SHARE AND PER SHARE AMOUNTS)
Revenues........................................   $ 2,911     $    142       $    --       $  3,053
                                                   -------     --------       -------       --------
Costs and Expenses:
  Natural gas cost..............................     2,014           --            --          2,014
  Electric power cost...........................       175           --            --            175
  Operating and maintenance.....................       140           90            --            230
  General and administrative....................       108           34            --            142
  Depreciation, depletion and amortization......       245           61            --            306
  Taxes, other than income......................        28           --            --             28
                                                   -------     --------       -------       --------
                                                     2,710          185            --          2,895
                                                   -------     --------       -------       --------
Operating Income (Loss).........................       201          (43)           --            158
Interest Expense................................       (63)          (7)           --            (70)
Other Income (Expense) -- Net...................        33           (3)           --             30
                                                   -------     --------       -------       --------
Income (Loss) Before Income Taxes...............       171          (53)           --            118
Income Tax Expense (Benefit)....................        55          (18)           --             37
                                                   -------     --------       -------       --------
Net Income (Loss)...............................   $   116     $    (35)      $    --       $     81
                                                   =======     ========       =======       ========
Earnings (Loss) per Common Share................   $  1.35     $(484.74)                    $    .74
                                                   =======     ========                     ========
Weighted Average Number of Common Shares
  Outstanding (in thousands)....................    86,006           75        23,372        109,453
                                                   =======     ========       =======       ========

                                                             YEAR ENDED DECEMBER 31, 1996
                                                  ---------------------------------------------------
                                                                            PRO FORMA      PRO FORMA
                                                   SONAT       ZILKHA      ADJUSTMENTS      COMBINED
                                                  --------    ---------    ------------    ----------
                                                   (IN MILLIONS, EXCEPT SHARE AND PER SHARE AMOUNTS)
Revenues........................................   $ 3,395     $    165       $    --       $  3,560
                                                   -------     --------       -------       --------
Costs and Expenses:
  Natural gas cost..............................     2,329           --            --          2,329
  Electric power cost...........................        66           --            --             66
  Operating and maintenance.....................       173           77            --            250
  General and administrative....................       151           23            --            174
  Depreciation, depletion and amortization......       288           66            --            354
  Taxes, other than income......................        47           --            --             47
                                                   -------     --------       -------       --------
                                                     3,054          166            --          3,220
                                                   -------     --------       -------       --------
Operating Income (Loss).........................       341           (1)           --            340
Interest Expense................................       (83)          (7)           --            (90)
Other Income -- Net.............................        36           65            --            101
                                                   -------     --------       -------       --------
Income Before Income Taxes......................       294           57            --            351
Income Tax Expense..............................        93           20            --            113
                                                   -------     --------       -------       --------
Net Income......................................   $   201     $     37       $    --       $    238
                                                   =======     ========       =======       ========
Earnings per Common Share.......................   $  2.33     $ 459.26                     $   2.17
                                                   =======     ========                     ========
Weighted Average Number of Common Shares
  Outstanding (in thousands)....................    86,211           75        23,372        109,658
                                                   =======     ========       =======       ========

             See Notes to Pro Forma Combined Financial Statements.

                      SONAT INC. AND ZILKHA ENERGY COMPANY

                 PRO FORMA COMBINED STATEMENTS OF INCOME (LOSS)
                                  (UNAUDITED)

                                                             YEAR ENDED DECEMBER 31, 1995
                                                  ---------------------------------------------------
                                                                            PRO FORMA      PRO FORMA
                                                   SONAT       ZILKHA      ADJUSTMENTS      COMBINED
                                                  --------    ---------    ------------    ----------
                                                   (IN MILLIONS, EXCEPT SHARE AND PER SHARE AMOUNTS)
Revenues........................................   $ 1,990     $    148      $     --       $  2,138
                                                   -------     --------      --------       --------
Costs and Expenses:
  Natural gas cost..............................     1,149           --            --          1,149
  Operating and maintenance.....................       172           58            --            230
  General and administrative....................       140           17            --            157
  Depreciation, depletion and amortization......       299           54            --            353
  Taxes, other than income......................        41           --            --             41
                                                   -------     --------      --------       --------
                                                     1,801          129            --          1,930
                                                   -------     --------      --------       --------
Operating Income................................       189           19            --            208
Interest Expense................................       (90)          (8)           --            (98)
Other Income -- Net.............................       189            7            --            196
                                                   -------     --------      --------       --------
Income Before Income Taxes......................       288           18            --            306
Income Tax Expense..............................        95            7            --            102
                                                   -------     --------      --------       --------
Net Income......................................   $   193     $     11      $     --       $    204
                                                   =======     ========      ========       ========
Earnings per Common Share.......................   $  2.24     $ 121.97                     $   1.86
                                                   =======     ========                     ========
Weighted Average Number of Common Shares
  Outstanding (in thousands)....................    86,270           75        23,372        109,717
                                                   =======     ========      ========       ========

                                                             YEAR ENDED DECEMBER 31, 1994
                                                 ----------------------------------------------------
                                                                            PRO FORMA      PRO FORMA
                                                   SONAT       ZILKHA      ADJUSTMENTS      COMBINED
                                                 ---------    ---------    ------------    ----------
                                                  (IN MILLIONS, EXCEPT SHARE AND PER SHARE AMOUNTS)
Revenues.......................................   $  1,736     $     75      $     --       $  1,811
                                                  --------     --------      --------       --------
Costs and Expenses:
  Natural gas cost.............................        911           --            --            911
  Operating and maintenance....................        223           44            --            267
  General and administrative...................        133           11            --            144
  Depreciation, depletion and amortization.....        258           30            --            288
  Taxes, other than income.....................         42           --            --             42
                                                  --------     --------      --------       --------
                                                     1,567           85            --          1,652
                                                  --------     --------      --------       --------
Operating Income (Loss)........................        169          (10)           --            159
Interest Expense...............................        (73)          (5)           --            (78)
Other Income -- Net............................         61            5            --             66
                                                  --------     --------      --------       --------
Income (Loss) Before Income Taxes..............        157          (10)           --            147
Income Tax Expense (Benefit)...................         16           (3)           --             13
                                                  --------     --------      --------       --------
Net Income (Loss)..............................   $    141     $     (7)     $     --       $    134
                                                  ========     ========      ========       ========
Earnings (Loss) per Common Share...............   $   1.62     $(119.95)                    $   1.22
                                                  ========     ========                     ========
Weighted Average Number of Common Shares
  Outstanding (in thousands)...................     87,119           75        23,372        110,566
                                                  ========     ========      ========       ========

             See Notes to Pro Forma Combined Financial Statements.

                      SONAT INC. AND ZILKHA ENERGY COMPANY

                        PRO FORMA COMBINED BALANCE SHEET
                                  (UNAUDITED)

                                     ASSETS

                                                                SEPTEMBER 30, 1997
                                                 ------------------------------------------------
                                                                          PRO FORMA     PRO FORMA
                                                  SONAT       ZILKHA     ADJUSTMENTS    COMBINED
                                                 --------    --------    -----------    ---------
                                                                  (IN MILLIONS)
Current Assets
  Cash and Cash Equivalents....................  $     97    $     23     $     --      $    120
  Accounts Receivable..........................       516          22           --           538
  Inventories..................................        41          --           --            41
  Assets from Price Risk Management
     Activities................................        55          --           --            55
  Other........................................        82           3           --            85
                                                 --------    --------     --------      --------
          Total Current Assets.................       791          48           --           839
                                                 --------    --------     --------      --------
Plant, Property and Equipment..................     5,534         471           --         6,005
Accumulated Depreciation, Depletion and
  Amortization.................................     2,838         250           --         3,088
                                                 --------    --------     --------      --------
Properties -- Net..............................     2,696         221           --         2,917
                                                 --------    --------     --------      --------
Investments....................................       515          11           --           526
                                                 --------    --------     --------      --------
Other Assets...................................       183          --           --           183
                                                 --------    --------     --------      --------
          Total Assets.........................  $  4,185    $    280     $     --      $  4,465
                                                 ========    ========     ========      ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Long-term Debt Due Within One Year and
     Unsecured Notes...........................  $    243    $      4     $     --      $    247
  Accounts Payable.............................       469          30           --           499
  Liabilities from Price Risk Management
     Activities................................        53          --           --            53
  Other........................................       120          42           49(1)        211
                                                 --------    --------     --------      --------
          Total Current Liabilities............       885          76           49         1,010
                                                 --------    --------     --------      --------
Long-term Debt.................................     1,161         190           --         1,351
                                                 --------    --------     --------      --------
Deferred Income Taxes..........................       352         (21)          --           331
                                                 --------    --------     --------      --------
Other Liabilities and Deferred Credits.........       188           1           --           189
                                                 --------    --------     --------      --------
Commitments and Contingent Liabilities
Stockholders' Equity
  Preferred Stock..............................        --          20          (20)(2)        --
  Common Stock.................................        87          --           23(2)        110
  Other Capital................................        37          27           (3)(2)        61
  Retained Earnings............................     1,542         (13)         (49)(1)     1,480
  Cost of Treasury Stock.......................       (67)         --           --           (67)
                                                 --------    --------     --------      --------
  Total Stockholders' Equity...................     1,599          34          (49)        1,584
                                                 --------    --------     --------      --------
          Total Liabilities and Stockholders'
            Equity.............................  $  4,185    $    280     $     --      $  4,465
                                                 ========    ========     ========      ========

             See Notes to Pro Forma Combined Financial Statements.

                NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)

BASIS OF PRESENTATION

     Under terms of the Merger, the shares of common stock and preferred stock of Zilkha outstanding immediately prior to the effective time of the Merger will be converted into the right to receive, without interest, the number of shares of Sonat Common Stock, together with the associated preference stock purchase rights, under Sonat's Rights Plan dated as of January 8, 1996, as amended, equal to the quotient of (i) $1,044,850,000 divided by (ii) the average closing price of the Sonat Common Stock on the New York Stock Exchange, for the 15 consecutive trading days ending on and including the third trading day prior to the effective time of the Merger; provided that, for purposes of the foregoing determination, in no event shall the average closing price be more than $51 per share nor, unless Sonat otherwise agrees, less than $39 per share. The business combination will be accounted for using the pooling of interests method of accounting.

PRO FORMA ADJUSTMENTS

     The accompanying Pro Forma Combined Balance Sheet as of September 30, 1997, has been prepared as if the combination of Sonat and Zilkha had occurred on that date and includes the following adjustments to reflect the combination as a pooling of interests:

          (1) To record the estimated costs to complete the combination of Sonat and Zilkha under pooling of interests accounting. These costs, which primarily relate to compensation, property transfer fees and other transaction costs, are currently estimated to be approximately $49.2 million, net of a tax benefit of $25.7 million and are reflected as a reduction in retained earnings in the accompanying pro forma balance sheet. Such costs will be charged to operations when incurred. It is expected that a substantial portion of the expenses will be recorded in the fourth quarter of 1997 and the balance in the first quarter of 1998.

          (2) To adjust common stock, preferred stock and other capital for approximately 23,446,844 shares of Sonat Common Stock to be issued to Zilkha stockholders based on the closing price for Sonat Common Stock at December 8, 1997.

     The accompanying Pro Forma Combined Statements of Income for each of the three years in the period ended December 31, 1996, and for the nine months ended September 30, 1997, have been prepared by combining the historical results of Sonat and Zilkha for such periods. The Pro Forma Combined Statements of Income do not reflect non-recurring costs resulting directly from the Merger, discussed in paragraph (1) above.

PRO FORMA NET INCOME PER COMMON SHARE

     The pro forma weighted average common shares outstanding have been computed by adjusting the historical weighted average common shares outstanding of Sonat for the shares assumed to be issued in exchange for the outstanding common shares and preferred shares and associated preferred dividends in arrears of Zilkha based on the closing price for Sonat Common Stock on December 8, 1997.

                          INDEPENDENT AUDITORS' REPORT

The Sole Director
Zilkha Energy Company:

     We have audited the accompanying consolidated balance sheets of Zilkha Energy Company as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Zilkha Energy Company as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996 in conformity with generally accepted accounting principles.

     As discussed in note 1 to the consolidated financial statements, the Company has given retroactive effect to the change in accounting for oil and gas properties from the full cost method to the successful efforts method.

                                          KPMG PEAT MARWICK LLP

Houston, Texas
December 8, 1997

                             ZILKHA ENERGY COMPANY

                          CONSOLIDATED BALANCE SHEETS
      AS OF SEPTEMBER 30, 1997 (UNAUDITED) AND DECEMBER 31, 1996 AND 1995
                         (DOLLAR AMOUNTS IN THOUSANDS)

                                             ASSETS
                                                                               DECEMBER 31,
                                                         SEPTEMBER 30,    ----------------------
                                                             1997           1996         1995
                                                         -------------    ---------    ---------
                                                          (UNAUDITED)
Current assets:
  Cash and cash equivalents...........................     $  23,051      $  18,370    $  13,419
  Accounts receivable.................................        21,483         34,779       23,855
  Other current assets................................         3,251          1,023        1,078
                                                           ---------      ---------    ---------
          Total current assets........................        47,785         54,172       38,352
Oil and gas properties under successful efforts
  method..............................................       462,543        344,978      257,366
Other property and equipment..........................         8,885          7,663        4,208
                                                           ---------      ---------    ---------
                                                             471,428        352,641      261,574
Accumulated depreciation, depletion, amortization and
  valuation allowance.................................      (249,795)      (177,896)    (126,519)
                                                           ---------      ---------    ---------
                                                             221,633        174,745      135,055
Investments and other assets..........................        10,715         22,899       21,427
Deferred income tax assets............................        20,639            213       19,847
                                                           ---------      ---------    ---------
                                                           $ 300,772      $ 252,029    $ 214,681
                                                           =========      =========    =========

                              LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable....................................     $  29,757      $  42,035    $  27,746
  Accrued liabilities and other.......................         5,747          6,751        2,969
  Current portion of accrued long-term compensation...        37,064          4,306        6,459
  Current maturities of note payable to stockholder...         4,000          4,000        4,000
                                                           ---------      ---------    ---------
          Total current liabilities...................        76,568         57,092       41,174
Accrued long-term compensation........................            --         12,000        4,306
Note payable to stockholder...........................           500          3,500        3,500
Deferred revenue......................................            --             --       99,461
Long-term debt........................................       190,000        105,000       32,000
Stockholders' equity:
  Preferred stock, no par value, 11% cumulative,
     200,000 shares authorized, issued and
     outstanding......................................        20,000         20,000       20,000
  Common stock, $1 par value; 100,000 shares
     authorized; 75,000 issued and outstanding........            75             75           75
  Additional paid-in capital..........................        24,059         24,059       24,059
  Unrealized net gains in value of marketable equity
     securities.......................................         3,011          9,038        5,486
  Retained earnings (deficit).........................       (13,441)        21,265      (15,380)
                                                           ---------      ---------    ---------
          Total stockholders' equity..................        33,704         74,437       34,240
                                                           ---------      ---------    ---------
Commitments and contingencies.........................
                                                           $ 300,772      $ 252,029    $ 214,681
                                                           =========      =========    =========

          See accompanying notes to consolidated financial statements.

                             ZILKHA ENERGY COMPANY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
           NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996 (UNAUDITED)
                AND YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
              (DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                NINE MONTHS
                                            ENDED SEPTEMBER 30,         YEARS ENDED DECEMBER 31,
                                         -------------------------   ------------------------------
                                            1997          1996         1996       1995       1994
                                         -----------   -----------   --------   --------   --------
                                         (UNAUDITED)   (UNAUDITED)
Operating revenues:
  Oil and gas sales....................   $141,534      $120,768     $165,041   $148,131   $ 75,010
  Management fees and other............        131           116          144        158        293
                                          --------      --------     --------   --------   --------
                                           141,665       120,884      165,185    148,289     75,303
                                          --------      --------     --------   --------   --------
Operating costs and expenses:
  Production expenses..................      9,881         8,684       12,437     12,542      6,860
  Depletion, depreciation and
     amortization......................     47,623        46,214       61,618     53,901     29,577
  Impairment of oil and gas
     properties........................     13,285            --        4,323         --         --
  Exploration expenses.................     79,823        53,987       64,674     45,261     36,833
  General and administrative
     expenses..........................     33,835        17,608       22,902     17,187     11,064
                                          --------      --------     --------   --------   --------
                                           184,447       126,493      165,954    128,891     84,334
                                          --------      --------     --------   --------   --------
Income (loss) from operations..........    (42,782)       (5,609)        (769)    19,398     (9,031)
                                          --------      --------     --------   --------   --------
Other income (expense):
  Gain on sale of oil and gas
     properties........................         --        65,110       65,110         59      5,260
  Gain (loss) on sale of marketable
     equity securities.................      2,901            27           27      7,464       (419)
  Interest and dividend income.........        968           507          721        667        467
  Interest expense.....................     (6,956)       (4,779)      (6,815)    (7,882)    (4,854)
  Other expense........................     (7,189)       (1,110)      (1,276)    (1,830)    (1,871)
                                          --------      --------     --------   --------   --------
                                           (10,276)       59,755       57,767     (1,522)    (1,417)
                                          --------      --------     --------   --------   --------
Income (loss) before income tax expense
  (benefit)............................    (53,058)       54,146       56,998     17,876    (10,448)
Income tax expense (benefit)...........    (18,352)       19,254       20,353      6,528     (3,652)
                                          --------      --------     --------   --------   --------
Net income (loss)......................   $(34,706)     $ 34,892     $ 36,645   $ 11,348   $ (6,796)
Cumulative dividends on preferred
  stock................................      1,650         1,650        2,200      2,200      2,200
                                          --------      --------     --------   --------   --------
Net income (loss) available to common
  stockholders.........................   $(36,356)     $ 33,242     $ 34,445   $  9,148   $ (8,996)
                                          ========      ========     ========   ========   ========
Earnings (loss) per share..............   $(484.74)     $ 443.22     $ 459.26   $ 121.97   $(119.95)
                                          ========      ========     ========   ========   ========
Common shares outstanding..............     75,000        75,000       75,000     75,000     75,000
                                          ========      ========     ========   ========   ========

          See accompanying notes to consolidated financial statements.

                             ZILKHA ENERGY COMPANY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
              AND NINE MONTHS ENDED SEPTEMBER 30, 1997 (UNAUDITED)
                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                                                           NET GAINS IN
                                         PREFERRED STOCK     COMMON STOCK     ADDITIONAL    MARKETABLE    RETAINED
                                        -----------------   ---------------    PAID-IN        EQUITY      EARNINGS
                                        SHARES    AMOUNT    SHARES   AMOUNT    CAPITAL      SECURITIES    (DEFICIT)    TOTAL
                                        -------   -------   ------   ------   ----------   ------------   ---------   --------
BALANCE AT DECEMBER 31, 1993..........  200,000   $20,000   75,000    $75      $24,059       $ 5,814      $(19,932)   $ 30,016
Unrealized net losses in marketable
  equity securities (net of deferred
  taxes)..............................       --       --       --      --           --        (1,127)           --      (1,127)
Net loss..............................       --       --       --      --           --            --        (6,796)     (6,796)
                                        -------   -------   ------    ---      -------       -------      --------    --------
BALANCE AS OF DECEMBER 31, 1994.......  200,000   20,000    75,000     75       24,059         4,687       (26,728)     22,093
Realized net gains in marketable
  equity securities...................       --       --       --      --           --        (4,624)           --      (4,624)
Unrealized net gains in marketable
  equity securities (net of deferred
  taxes)..............................       --       --       --      --           --         5,423            --       5,423
Net income............................       --       --       --      --           --            --        11,348      11,348
                                        -------   -------   ------    ---      -------       -------      --------    --------
BALANCE AS OF DECEMBER 31, 1995.......  200,000   20,000    75,000     75       24,059         5,486       (15,380)     34,240
Unrealized net gains in marketable
  equity securities (net of deferred
  taxes)..............................       --       --       --      --           --         3,552            --       3,552
Net income............................       --       --       --      --           --            --        36,645      36,645
                                        -------   -------   ------    ---      -------       -------      --------    --------
BALANCE AS OF DECEMBER 31, 1996.......  200,000   20,000    75,000     75       24,059         9,038        21,265      74,437
Realized net gains in marketable
  equity securities...................       --       --       --      --           --        (1,134)           --      (1,134)
Unrealized net losses in marketable
  equity securities (net of deferred
  taxes)..............................       --       --       --      --           --        (4,893)           --      (4,893)
Net loss..............................       --       --       --      --           --            --       (34,706)    (34,706)
                                        -------   -------   ------    ---      -------       -------      --------    --------
BALANCE AS OF SEPTEMBER 30, 1997
  (UNAUDITED).........................  200,000   $20,000   75,000    $75      $24,059       $ 3,011      $(13,441)   $ 33,704
                                        =======   =======   ======    ===      =======       =======      ========    ========

          See accompanying notes to consolidated financial statements.

                             ZILKHA ENERGY COMPANY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
         NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996 (UNAUDITED) AND
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                      NINE MONTHS ENDED
                                                        SEPTEMBER 30,           YEARS ENDED DECEMBER 31,
                                                    ---------------------   ---------------------------------
                                                      1997        1996        1996        1995        1994
                                                    ---------   ---------   ---------   ---------   ---------
                                                         (UNAUDITED)
Cash flows from operating activities:
Net income (loss).................................  $ (34,706)  $  34,892   $  36,645   $  11,348   $  (6,796)
Adjustments to reconcile net income (loss) to net
  cash provided by operating activities:
  Depletion, depreciation and amortization........     47,623      46,214      61,618      53,901      29,577
  Impairment of oil and gas properties............     13,285          --       4,323          --          --
  Exploration expenses............................     79,823      53,987      64,674      45,261      36,833
  Amortization of deferred revenues...............         --     (13,773)    (13,773)    (47,231)    (26,760)
  Gain on sale of oil and gas properties..........         --     (65,110)    (65,110)        (59)     (5,260)
  Realized gain on sale of investments and
    other.........................................     (2,901)        (27)        (27)     (7,464)        419
  Deferred income taxes...........................    (18,352)     17,846      19,164       6,468      (3,597)
  Changes in assets and liabilities:
    Accounts receivable...........................     13,296          87     (10,924)     (9,989)     (1,548)
    Due from stockholder..........................         --          --          --          --         100
    Other current assets..........................     (2,228)       (368)         55        (757)        122
    Accounts payable..............................    (12,278)      5,721      14,290      (6,670)     18,366
    Accrued liabilities and other.................     (1,004)      1,232       3,782       1,567          48
    Accrued long-term compensation................     20,757       2,541       5,541      (2,235)      3,600
    Deferred revenue..............................         --          --          --      89,328      52,678
    Deferred credit, net..........................         --          --          --     (10,982)     10,090
    Other.........................................      3,369       5,270        (375)     (5,208)       (675)
                                                    ---------   ---------   ---------   ---------   ---------
         Net cash provided by operating
           activities.............................    106,684      88,512     119,883     117,278     107,197
                                                    ---------   ---------   ---------   ---------   ---------
Cash flows from investing activities:
Proceeds from disposal of marketable equity
  securities......................................      3,616         120         120       7,727          27
Investment in marketable equity securities and
  other...........................................         --          --                    (466)       (250)
Proceeds from the sale of oil and gas properties
  and other.......................................        (29)     99,991      99,991         245      18,847
Investment in oil and gas properties and other....   (187,590)   (149,500)   (202,355)   (120,894)   (119,608)
                                                    ---------   ---------   ---------   ---------   ---------
         Net cash used in investing activities....   (184,003)    (49,389)   (102,244)   (113,388)   (100,984)
                                                    ---------   ---------   ---------   ---------   ---------
Cash flows from financing activities:
Notes payable to stockholders.....................     (3,000)      1,000          --      (6,000)     (6,335)
Proceeds from long-term debt......................     85,000      61,312     131,312      93,000      23,000
Repayments on long-term debt......................         --     (99,000)   (144,000)    (84,000)    (22,200)
                                                    ---------   ---------   ---------   ---------   ---------
         Net cash provided by (used in) financing
           activities.............................     82,000     (36,688)    (12,688)      3,000      (5,535)
                                                    ---------   ---------   ---------   ---------   ---------
Net increase in cash and cash equivalents.........      4,681       2,435       4,951       6,890         678
Cash and cash equivalents at beginning of
  period..........................................     18,370      13,419      13,419       6,529       5,851
                                                    ---------   ---------   ---------   ---------   ---------
Cash and cash equivalents at end of period........  $  23,051   $  15,854   $  18,370   $  13,419   $   6,529
                                                    =========   =========   =========   =========   =========

          See accompanying notes to consolidated financial statements.

                             ZILKHA ENERGY COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996 IS UNAUDITED)
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS

     Zilkha Energy Company (the "Company") is a privately-held independent energy company engaged in the exploration for and acquisition, development and production of oil and natural gas in the Gulf of Mexico.

     The stockholders' equity of the Company consists of 100,000 shares of common stock and 200,000 shares of an 11% cumulative preferred stock, no par value, of which 75,000 shares and 200,000 shares, respectively, are outstanding. At September 30, 1997 and December 31, 1996, dividends in arrears on the 11% cumulative preferred stock were $11.3 million (or $56.375 per share) and $13.0 million (or $64.625 per share), respectively.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its subsidiary. All significant intercompany accounts and transactions have been eliminated.

     In connection with the consummation of a plan of reorganization, the Company implemented a quasi-reorganization at December 31, 1985, whereby its assets and liabilities were restated to estimated fair value and the deficit in retained earnings was eliminated.

CASH EQUIVALENTS

     For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

OIL AND GAS ACTIVITIES

     In 1997, the Company adopted the successful efforts method of accounting for its oil and gas operations as prescribed by the Financial Accounting Standards Board. All financial statements have been retroactively restated. Under the successful efforts method of accounting, acquisition costs and exploratory drilling costs related to properties with proved reserves and all development costs including development dry holes are capitalized. The acquisition costs of unproved leaseholds are capitalized pending the results of exploration efforts. At September 30, 1997 and December 31, 1996 and 1995, such costs totaled $38.6 million, $34.5 million and $16.2 million, respectively. Unproved leaseholds with significant acquisition costs are assessed periodically, on a property by property basis, and a loss is recognized to the extent, if any, that the cost of the property has been impaired. Unproved leaseholds whose acquisition costs are not individually significant are aggregated and, based on experience, amortized over an average holding period. As unproved leaseholds are determined to be productive, the related costs are transferred to proved leaseholds. Exploratory dry holes and geological and geophysical charges are expensed as incurred. Capitalized costs are depleted using the unit-of-production method based upon estimates of proved oil and gas reserves on a depletable unit basis. Estimated costs (net of salvage value) of dismantling and abandoning oil and gas production facilities are computed by the Company's independent reserve engineers and included when calculating depreciation and depletion using the unit-of-production method. The total estimated future dismantlement and abandonment cost being amortized as of December 31, 1996 was approximately $31 million.

     The Company performs a review for impairment of proved oil and gas properties on a depletable unit basis. For each depletable unit determined to be impaired, an impairment loss equal to the difference between the carrying value and the fair value of the depletable unit will be recognized. Fair value, on a depletable unit basis, is estimated to be the present value of expected future net cash flows computed by applying estimated

                             ZILKHA ENERGY COMPANY

(INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996 IS UNAUDITED)

future oil and gas prices, as determined by management, to estimated future production of oil and gas reserves over the economic lives of the reserves.

     Interest costs associated with non-producing leases and exploration and major development projects are capitalized until the related properties are evaluated and are subject to depletion. The capitalization rates are based on the Company's weighted average cost of funds used to finance expenditures.

OTHER PROPERTY AND EQUIPMENT

     Depreciation is provided on the straight-line method over the estimated useful lives of the related assets, which range from three to ten years. Expenditures for renewals and betterments are capitalized, while expenditures for maintenance and repairs are expensed as incurred.

INVESTMENTS

     The Company's equity security investments with readily determinable fair values and debt securities held as of December 31, 1996 and 1995 are classified as available-for-sale, with unrealized gains and losses reported in the accompanying balance sheet as unrealized net gains in value of investments. The Company's other long-term investments which do not have readily determinable fair values are recorded at the lower of aggregate cost or market value.

DERIVATIVES

     The Company uses derivative financial instruments to reduce its exposure to changes in the market price of natural gas and crude oil, to fix the price for natural gas and crude oil independently of the physical purchase of sale, and to manage interest rates. Commodity financial instruments also provide methods to meet customer pricing requirements while achieving a price structure consistent with the Company's overall pricing strategy. The types of commodity derivative financial instruments currently used by the Company are options and swaps.

     The Company utilizes hedge accounting for commodity derivative financial instruments whereby gains and losses on these hedging instruments are realized and recorded as revenues when the related natural gas or oil production has been produced, purchased or delivered. As a result, gains and losses on commodity financial instruments are generally offset by similar changes in the realized prices of natural gas and crude oil. To qualify as hedging instruments, these instruments must be highly correlated to anticipated future sales such that the Company's exposure to the risks of commodity price changes is reduced. While commodity financial instruments are intended to reduce the Company's exposure to declines in the market price of natural gas and crude oil, the commodity financial instruments may also limit the Company's gain from increases in the market price of natural gas and crude oil.

     Gains or losses attributable to the termination of a swap contract are deferred and recognized in revenue when the hedged crude oil and natural gas is sold. Gains and losses on other derivative financial instruments that qualify as a hedge of firmly committed or anticipated purchases and sales of oil and gas commodities are deferred and recognized in income when the related hedged transaction occurs. Gains or losses on derivative financial instruments that do not qualify as a hedge are recognized in income currently. Cash flows from hedging activities are recognized in the same section of the Consolidated Statements of Cash Flows as the hedged transaction.

     The Company entered into several interest rate swap agreements to manage interest rate fluctuations during 1996, 1995 and 1994. Monthly settlements are based on the difference between a fixed and floating interest rate at specified notional amounts. Interest expense increased $900,000, $69,000 and $277,000 in 1996, 1995 and 1994, respectively, due to interest rate swaps. Interest expense increased $283,000 and

                             ZILKHA ENERGY COMPANY

(INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996 IS UNAUDITED)

$432,000 during the nine months ended September 30, 1997 and 1996, respectively, due to interest rate swaps. At December 31, 1996, the Company had interest rate swaps in effect through September 1997.

INCOME TAXES

     The tax benefits related to net operating loss carryforwards, in excess of the related valuation allowance, generated prior to the quasi-reorganization have been credited to additional paid-in capital.

     Deferred taxes are accounted for under the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for the tax consequences of temporary differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.

ENVIRONMENTAL

     The Company is subject to Federal, state and local environmental laws and regulations, which regulate the discharge of materials into the environment and may require the Company to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Liabilities for expenditures of a noncapital nature are recorded when environmental assessment and/or remediation is probable and the costs can be reasonably estimated.

GAS BALANCING

     The Company uses the entitlement method of recording sales of natural gas. Under the entitlement method of accounting, revenue is recorded based on the Company's net revenue interest in production. Deliveries of natural gas in excess of the Company's net revenue interest are recorded as liabilities and under-deliveries are recorded as assets. Production imbalances receivables are recorded at the lower of the sales price in effect at the time of production or the current market value. At September 30, 1997 and December 31, 1996, the Company had a net liability of $632,000 and $400,000, respectively, as opposed to a net asset of $460,000 at December 31, 1995.

EARNINGS (LOSS) PER SHARE

     Earnings (loss) per share are calculated based on the weighted average common shares outstanding divided into net income (loss) after deducting the annual preferred dividends which accumulate.

USE OF ESTIMATES

     Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities as well as reserve information which affects the depletion calculation to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

INTERIM FINANCIAL STATEMENTS

     The consolidated financial statements for the nine months ended September 30, 1997 and 1996 have been prepared, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. The financial statements reflect adjustments of a normal recurring nature which are, in the opinion of

                             ZILKHA ENERGY COMPANY

(INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996 IS UNAUDITED)

management, necessary to present fairly such information. Results for the interim periods are not necessarily indicative of the results which may be achieved for an entire year.

2. PROPERTY ACQUISITIONS, DIVESTITURES AND IMPAIRMENTS

     During September 1996, the Company sold all of its working interest in East Cameron 328 and High Island 116 for $44.5 million, resulting in a gain of $25.4 million.

     During March 1996, the Company sold its working interest in certain oil and gas properties located in the Gulf of Mexico for $55.3 million, resulting in a gain of $38.5 million.

     During April 1994, the Company acquired the partnership interest of a stockholder consisting of producing oil and gas properties. The total cost of the acquisition was $21.4 million and it was funded through the incurrence of a loan from a stockholder for $13.5 million, the assumption of a volumetric production payment liability of $5.3 million and the forgiveness of a balance due from the stockholder of $2.6 million. The acquisition was recorded at the historical cost of the assets acquired and liabilities assumed.

     During March 1994, the Company sold all of its remaining onshore properties for approximately $13.7 million, resulting in a $1.2 million gain. During 1994, the Company also sold certain of its working interest in oil and gas properties located in the Gulf of Mexico for aggregate proceeds of $5.4 million, resulting in a gain of $3.5 million.

     Impairment expenses of $13.3 million and $4.3 million were recognized during the nine months ended September 30, 1997 and the year ended December 31, 1996, respectively.

3. INVESTMENTS AND OTHER ASSETS

     A summary of the Company's investments as of December 31, 1996 and December 31, 1995 which have readily determinable fair values, is as follows (in thousands):

                                                                    GROSS         GROSS
                                                    HISTORICAL    UNREALIZED    UNREALIZED    CARRYING
                TYPE OF INVESTMENT                     COST          LOSS          GAIN        AMOUNT
                ------------------                  ----------    ----------    ----------    --------
At December 31, 1996:
  Marketable equity securities....................    $2,907        $   --       $13,904      $16,811
                                                      ======        ======       =======      =======
At December 31, 1995:
  Marketable equity securities....................    $2,907        $   --       $ 8,429      $11,336
  Debt Securities.................................       101            --            11          112
                                                      ------        ------       -------      -------
                                                      $3,008        $   --       $ 8,440      $11,448
                                                      ======        ======       =======      =======

     Proceeds from the sale of available-for-sale securities were $120,000, $7.7 million and $27,000 during 1996, 1995 and 1994, respectively, resulting in gross realized gains of $19,000 and $7.5 million in 1996 and 1995, respectively, and gross realized losses of $419,000 in 1994. During the nine months ended September 30, 1997 and 1996, such proceeds were $3.1 million and $120,000, respectively, resulting in gross realized gains of $2.9 million and $27,000, respectively.

     Long-term investments with carrying values of $59,000 at December 31, 1996 and 1995, respectively, do not have readily determinable fair values.

                             ZILKHA ENERGY COMPANY

(INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996 IS UNAUDITED)

     Investments and other assets at December 31, 1996 also include (in thousands):

                                                               1996      1995
                                                              ------    ------
Prepaid seismic charges.....................................  $4,050    $6,698
Price options, net of amortization..........................   1,716     2,068
Net deferred loss on hedge contracts........................      --       891
Other.......................................................     263       263
                                                              ------    ------
                                                              $6,029    $9,920
                                                              ======    ======

     The Company prepays certain costs incurred under agreements with various seismic vendors to purchase seismic data. As the seismic data is received the cost is expensed as geological and geophysical cost.

4. RELATED PARTY TRANSACTIONS

PARTNERSHIP ADVANCES DUE FROM STOCKHOLDERS

     The Company and a stockholder of the Company were partners in an oil and gas general partnership (the "Partnership"). During 1994, the stockholder paid $1.8 million to the Company related to this share of the Partnership expenditures. On April 30, 1994, the Partnership was dissolved.

NOTE PAYABLE TO STOCKHOLDER

     In conjunction with the purchase of a stockholder's partnership interest during 1994, the Company entered into a $13.5 million note payable to a stockholder. The note is unsecured and is subordinated to the long-term debt of the Company; it bears interest at 9% per annum. The principal amount was increased by $4 million in January 1996 due to the acquisition of a working interest in a producing gas property of a stockholder by the Company. Principal and interest are payable quarterly, commencing with the first principal installment of $4 million on April 1, 1995, with subsequent principal installments of $1 million each, commencing July 1, 1995 until October 1, 1998. At December 31, 1996 and 1995, the outstanding balance was $7.5 million; at September 30, 1997, the outstanding balance was $4.5 million

5. INCOME TAXES

     For financial reporting purposes, the benefit associated with net operating losses, net of valuation allowance, which arose prior to December 31, 1985 is included in additional paid-in capital.

     The net deferred tax assets and liabilities at December 31, 1996 and 1995 are as follows (in thousands):

                                                                1996        1995
                                                              --------    --------
Deferred tax assets:
  Accrued long-term compensation............................  $  5,707    $  3,902
  Net operating loss carryforwards..........................    16,607      37,764
  Tax credit carryforwards..................................     1,877         628
  Other.....................................................       744         823
                                                              --------    --------
Total deferred tax assets...................................    24,935      43,117
Less valuation allowance....................................   (11,505)    (11,505)
                                                              --------    --------
                                                                13,430      31,612
                                                              --------    --------

                             ZILKHA ENERGY COMPANY

(INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996 IS UNAUDITED)

                                                                1996        1995
                                                              --------    --------
Deferred tax liabilities:
  Unrealized net gains in value of marketable equity
     securities.............................................     4,867       2,954
  Oil and gas properties....................................     8,350       8,811
                                                              --------    --------
Total deferred tax liabilities..............................    13,217      11,765
                                                              ========    ========
Net deferred tax asset......................................  $    213    $ 19,847
                                                              ========    ========

     The Company has recorded a valuation allowance related to $32.8 million of pre-quasireorganization net operating loss carryforwards which may not be fully realizable. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The provision for income taxes for each of the years ended December 31, 1996, 1995 and 1994 was different than the amount computed using the federal statutory rate (35%) for the following reasons:

                                                             1996      1995     1994
                                                             -----     ----     -----
Federal statutory rate.....................................   35.0%    35.0%    (35.0)%
Premiums for officers life insurance.......................    0.6      1.4        --
Other......................................................    0.1      0.1        --
                                                             -----     ----     -----
                                                              35.7%    36.5%    (35.0)%
                                                             =====     ====     =====

     Income tax expense benefit is summarized as follows (in thousands):

                                                           YEAR ENDED DECEMBER 31,
                                                         ----------------------------
                                                          1996       1995      1994
                                                         -------    ------    -------
Current:
  Federal..............................................  $ 1,189    $   60    $   (55)
  State................................................       --        --         --
                                                         -------    ------    -------
                                                           1,189        60        (55)
                                                         -------    ------    -------
Deferred:
  Federal..............................................   19,164     6,468     (3,597)
  State................................................       --        --         --
                                                         -------    ------    -------
                                                          19,164     6,468     (3,597)
                                                         -------    ------    -------
Total income tax.......................................  $20,353    $6,528    $(3,652)
                                                         =======    ======    =======

     At December 31, 1996, the Company had available net operating loss carryforwards of approximately $50 million for income tax purposes which expire between 1999 and 2010. The Company also has a percentage depletion carryforward of approximately $4.3 million and an alternative minimum tax carryforward of approximately $1.9 million, both of which can be carried forward indefinitely.

6. DERIVATIVES AND FAIR VALUE INFORMATION

     The Company has entered into a gas price option agreement which set floors at $1.50 per MMBtu for the period January 1998 through December 1998 on approximately 15,000,000 MMBtu. Gas collars are also in place on 12,000,000 MMBtu at prices ranging between $2.05 and $3.05 per MMBtu through April 1997. Gas

                             ZILKHA ENERGY COMPANY

(INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996 IS UNAUDITED)

swap contracts on 1,900,000 MMBtu were entered into during 1996 at prices of $2.07 through $2.69 per MMBtu.

     The Company has purchased put options setting floors of $15.50 and $16.00 per Bbl on oil prices through December 1998 on 960,000 Bbls of oil.

     During 1994, the Company entered into natural gas swap contracts on approximately 36 Bbtu for volumes to be sold during 1994 through 1996. The contract was terminated in November 1994 for discounted net proceeds of $9.3 million for the remaining contract period of January 1995 through June 1996. The entire cash proceeds were reflected as a deferred credit at December 31, 1994. There were $1.2 million and $8.1 million in deferred gains recognized as revenue in 1996 and 1995, respectively. During the nine months ended September 30, 1996, $1.2 million in deferred gains were recognized as revenue; there were no deferred gains recognized as revenue during the nine months ended September 30, 1997.

     These agreements are derivative financial instruments and do not require deliveries of the commodity hedged. These agreements generally provide for specified payments on a monthly basis by or to the Company based on differences between a hedged price and a referenced price of crude oil or natural gas in an agreed established market. Risks associated with these transactions arise primarily from the possible inability of the counterparty to meet the terms of these contracts. Each of these contracts is with a major investment grade institution. Oil and gas revenues were decreased by $29.7 million in 1996 and increased $8.8 million and $2.0 million in 1995 and 1994, respectively, as a result of such hedging activity. During the nine months ended September 30, 1997 and 1996, oil and gas revenues were decreased by $5.1 million and $22.4 million, respectively, as a result of such hedging activity.

     Fair value for cash, receivables, investments, other assets and payables approximates carrying value. The following table details the carrying values and approximate fair values of the Company's derivative financial instruments and long-term debt at December 31, 1996 (in thousands):

                                                                         APPROXIMATE
                                                             CARRYING       FAIR
                                                              AMOUNT        VALUE
                                                             --------    -----------
  Oil and gas derivatives................................    $  1,716     $ (6,815)
  Long-term debt.........................................     105,000      105,000
  Note payable to stockholder............................       7,500        7,500

7. DEFERRED COMPENSATION

     At December 31, 1996, the Company had accrued $16.3 million, which represents estimated compensation to certain employees under deferred compensation plans. Of the balance, $4.3 million represents the remaining payments to be made under the plan covering services performed during 1992 through 1994; this balance was paid in September 1997, at which time the employees were fully vested. The remaining $12 million represents the estimated liability at December 31, 1996 for the plan covering services performed during 1995 through 1997 and is estimated based on the fair market value of the Company as of December 31, 1996. The actual compensation expense for this plan will be determined from the fair market value of the Company on December 31, 1997. The vesting period for this plan extends from 1997 to September 2000. The compensation expense related to these plans is amortized over the services and vesting periods. At September 30, 1997, $37.1 million was accrued under the deferred compensation plan. During the years ended December 31, 1996, 1995 and 1994 and the nine months ended September 30, 1997 and 1996, $12 million, $8.5 million, $3.6 million, $25.1 million and $9 million, respectively, was expensed related to the deferred compensation plans. See Note 13.

                             ZILKHA ENERGY COMPANY

(INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996 IS UNAUDITED)

8. COMMITMENTS AND CONTINGENCIES

     The Company entered into agreements with several seismic vendors to purchase 3-D seismic data over the next two years. The future commitments are contingent upon performance by the seismic vendors and could exceed $46 million through 1998. Approximately $33 million is expected to be payable in 1997.

     Presented below is a schedule by years of future minimum rental payments required under noncancellable operating leases which, at December 31, 1996, have initial or remaining lease terms in excess of one year (in thousands):

1997........................................................    $  303
1998........................................................       303
1999........................................................       303
2000........................................................       351
2001........................................................       385
Thereafter..................................................     1,385
                                                                ------
Total minimum payments required.............................    $3,030
                                                                ======

     During 1996, 1995 and 1994, the Company incurred $295,000, $195,000 and
$285,000, respectively, in rental expense. During the nine months ended September 30, 1997 and 1996, such expenses were $256,000 and $220,000, respectively.

     The Company has been named as a defendant in certain lawsuits incidental to its business. Management does not believe that the outcome of such litigation will have a material adverse impact on the Company.

9. DEFERRED REVENUE

     On December 29, 1995, the Company retired $10 million of a volumetric production payment and $69 million and $15 million of debt outstanding under the Senior and Subordinated Revolving Credit Facility, respectively, and financed these retirements through the incurrence of a volumetric production payment liability of $99.5 million. As of December 31, 1995, volumes remaining to be delivered were approximately 52,670 MMBtus and 799,300 Bbls.

     On March 1, 1996, the Company borrowed $90 million under the Senior Revolving Credit Facility to repurchase the outstanding volumetric production payment for approximately $86 million and to repay $4.3 million of the principal outstanding under the Subordinated Revolving Credit Facility. See Note 10.

10. LONG TERM DEBT

SENIOR REVOLVING CREDIT FACILITY

     On November 30, 1994, the Company entered into a Loan Agreement ("Senior Revolving Credit Facility"). As of December 31, 1996, this facility had a borrowing base of $180 million, which is reevaluated semiannually. Advances can be drawn on the Senior Revolving Credit Facility up to the lesser of the maximum commitment of $250 million or the borrowing base. At September 30, 1997 and December 31, 1996, the Company had an outstanding balance of $140 million and $55 million, respectively, under the facility. The Senior Revolving Credit Facility is secured by oil and gas properties and bears interest at variable rates based on LIBOR (6.605% and 6.906% at December 31, 1996 and September 30, 1997, respectively). The Company also is assessed a commitment fee of .375% per annum on the average daily amount by which the borrowing base exceeds the aggregate outstanding advances.

                             ZILKHA ENERGY COMPANY

(INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996 IS UNAUDITED)

     Principal payments are required when the advances outstanding exceed the borrowing base, in amounts equal to the excess over the borrowing base. This Senior Revolving Credit Facility matures on October 31, 1999 unless a change of control occurs, at which time the facility becomes immediately payable. The Company may request that the maturity date be extended for a period of one year. The lender in its sole discretion shall determine whether to extend the maturity date for said one-year period. At final maturity of the Senior Revolving Credit Facility, the Company may request that the lender convert the outstanding amount of all advances to a term loan. The lender in its sole discretion will at that time determine the term loan amortization schedule. The final maturity date may not exceed two years from the date of the conversion. Standard and customary covenants prohibit the declaration and payment of dividends and include limitations on additional debt, liens and sale of assets.

SENIOR SUBORDINATED NOTES

     On July 24, 1996 the Company sold $50 million of five year, senior subordinated notes. Interest is payable semiannually at 10.6% per annum with principal due July 26, 2001. Proceeds from the notes were used to reduce senior indebtedness by $45 million and provide $5 million of working capital. The notes are unsecured, general corporate obligations. Standard and customary covenants prohibit the declaration and payment of dividends and include limitations on senior and additional indebtedness.

SUBORDINATED LOAN AGREEMENT

     On November 30, 1994 the Company entered into a Subordinated Loan Agreement ("Subordinated Revolving Credit Facility"). At December 31, 1995, the Company had an outstanding balance of $32 million under this facility. On July 24, 1996, the Subordinated Loan Agreement was terminated.

     During 1994, the Company entered into an interest rate swap agreement to hedge against increasing interest rates. The interest rate swap was sold in November 1994 for $771,000. A reduction in interest expense during 1996, 1995 and 1994 of $110,000, $640,000 and $21,000, respectively, was recorded. During the nine months ended September 30, 1996, a reduction in interest expense of $92,000 was recorded.

     At December 31, 1996, the aggregate amount of debt maturing for long-term debt and note payable to stockholder for the next five years is as follows (in thousands):

1997......................................  $  4,000
1998......................................     3,500
1999......................................    55,000
2000......................................        --
2001......................................    50,000
                                            --------
                                            $112,500
                                            --------

11. STATEMENT OF CASH FLOWS SUPPLEMENTAL INFORMATION

     During 1996, 1995 and 1994, the Company paid interest of $7.2 million, $9.4 million and $6.0 million, respectively. During the nine months ended September 30, 1997 and 1996, interest of $10.7 million and $5.9 million, respectively, was paid. Income taxes paid during 1996 were $780,000; no income taxes were paid during 1995 or 1994. During the nine months ended September 30, 1997 and 1996, income taxes of $252,000 and $280,000, respectively were paid.

                             ZILKHA ENERGY COMPANY

(INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996 IS UNAUDITED)

12. SIGNIFICANT CUSTOMERS

     In the years ended December 31, 1996, 1995 and 1994, sales to a single customer accounted for approximately 94%, 96% and 98%, respectively, of the Company's oil and gas revenues. Due to the availability of other customers, management does not believe that the loss of any single purchaser of its oil and gas would have a material adverse on the Company's operations.

13. SUBSEQUENT EVENT

     During November 1997, the Company entered into an agreement with Sonat Inc. ("Sonat") to merge with a wholly-owned subsidiary of Sonat in exchange for $1.04 billion of Sonat common stock. The proposed merger is subject to the approval of the Sonat stockholders. If the merger is consummated, amounts due under the deferred compensation plans become immediately payable due to change-of-control provisions in the agreement. Such amount is approximately $74 million, in total, of which $36.9 million is not accrued as of September 30, 1997.

14. OIL AND GAS OPERATIONS (UNAUDITED)

     At December 31, 1996, the Company had interests in oil and gas properties that are located offshore Louisiana and Texas in the Gulf of Mexico. The Company does not own or lease any oil and gas properties outside the United States.

     Capitalized costs relating to oil and gas producing activities and related accumulated depreciation, depletion and amortization were as follows (in thousands):

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1996         1995
                                                              ---------    ---------
Oil and Gas Properties:
  Proved Properties.........................................  $ 296,046    $ 233,807
  Unproved Properties.......................................     48,932       23,559
                                                              ---------    ---------
                                                                344,978      257,366
Less: Accumulated Depreciation, Depletion and
  Amortization..............................................   (173,528)    (123,574)
                                                              ---------    ---------
                                                              $ 171,450    $ 133,792
                                                              =========    =========

     Costs incurred in oil and gas producing activities, whether capitalized or expensed, were as follows:

COSTS INCURRED

                                                                 YEARS ENDED DECEMBER 31,
                                                             --------------------------------
                                                               1996        1995        1994
                                                             --------    --------    --------
                                                                      (IN THOUSANDS)
Property Acquisition Costs:
  Proved Properties........................................  $ 10,581    $  1,352    $ 25,151
  Unproved Properties......................................    25,374       8,042       8,393
Exploration Costs..........................................   127,604      90,294      72,887
Development Costs..........................................    38,796      21,206      34,577
                                                             --------    --------    --------
          Total Costs......................................  $202,355    $120,894    $141,008
                                                             ========    ========    ========

                             ZILKHA ENERGY COMPANY

(INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996 IS UNAUDITED)

     Net quantities of proved developed and undeveloped reserves of natural gas and crude oil, including condensate and natural gas liquids, and changes in such quantities were as follows:

                                                      YEARS ENDED DECEMBER 31,
                                      ---------------------------------------------------------
                                            1996                1995                1994
                                      -----------------   -----------------   -----------------
                                      LIQUIDS     GAS     LIQUIDS     GAS     LIQUIDS     GAS
                                      (MBBLS)   (MMCF)    (MBBLS)   (MMCF)    (MBBLS)   (MMCF)
                                      -------   -------   -------   -------   -------   -------
Proved (Developed and Undeveloped
  Reserves, Net:
     Beginning of year..............  11,076    206,227    9,268    175,287    7,367     83,849
     Revisions of previous
       estimates....................   1,027      7,842    2,765     74,356    2,560     19,481
     Extensions, discoveries and
       other additions..............   9,710    161,952    2,302     59,549    1,690     93,109
     Purchases of reserves in
       place........................     622     50,653       --         --      616     14,011
     Sales of reserves in place.....  (6,217)   (48,362)    (752)   (47,719)  (2,103)    (3,232)
     Production.....................  (1,672)   (63,502)  (2,507)   (55,246)    (862)   (31,931)
                                      ------    -------   ------    -------   ------    -------
          End of Year...............  14,546    314,810   11,076    206,227    9,268    175,287
                                      ======    =======   ======    =======   ======    =======
Proved Developed Reserves:
     Beginning of year..............   4,842    123,960    3,865     74,233    2,286     48,079
                                      ======    =======   ======    =======   ======    =======
     End of year....................   4,366    207,525    4,842    123,960    3,865     74,233
                                      ======    =======   ======    =======   ======    =======

     The significant changes to reserves, other than acquisitions, dispositions or production, are due to reservoir performance in existing fields, drilling of additional wells in existing fields and development of new fields. There were no other events or major discoveries, favorable or adverse, that may be considered to have caused a significant change in the estimated proved reserves since December 31, 1996.

STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS RELATING TO PROVED OIL AND GAS REVENUES

     The following information has been developed utilizing procedures prescribed by Statement of Financial Accounting Standards No. 69 "Disclosures about Oil and Gas Producing Activities" (SFAS No. 69) and based on natural gas and crude oil reserve and production volumes estimated by William M. Cobb & Associates, Inc. It may be useful for certain comparative purposes, but should not be solely relied upon in evaluating the Company or its performance. Further, information contained in the following table should not be considered as representative of realistic assessments of future cash flows, nor should the Standardized Measure of Discounted Future Net Cash Flows be viewed as representative of the current value of the Company.

     The Company believes that the following factors should be taken into account in reviewing the following information: (1) future costs and selling prices will probably differ from those required to be used in these calculations; (2) due to future market conditions and governmental regulations, actual rates of production achieved in future years may vary significantly from the rate of production assumed in the calculations; (3) selection of a 10% discount rate is arbitrary and may be subject to different rates of income taxation.

     Under the Standardized Measure, future cash inflows were estimated by applying period end oil and gas prices adjusted for fixed and determinable escalations to the estimated future production of period-end proved reserves. As of December 31, 1995, approximately 67 Bcf of the Company's future gas production and 3,000 Mbls of oil were subject to open hedge positions. As of December 31, 1996, approximately 27.3 Bcf of the Company's future gas production and 960 MBls of oil were subject to such positions. Future cash inflows were reduced by estimated future development, abandonment and production costs based on period-end costs

                             ZILKHA ENERGY COMPANY

(INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996 IS UNAUDITED)

in order to arrive at net cash flow before tax. Future income tax expense has been computed by applying period-end statutory tax rates to aggregate future pretax net cash flows, reduced by the tax basis of the properties involved and tax carryforwards. Use of a 10% discount rate is required by SFAS No. 69. The volumes and revenues subject to volumetric production payments have been excluded from the future net cash flow presented.

     Management does not rely solely upon the following information in making investment and operating decisions. Such decisions are based upon a wide range of factors, including estimates of probable as well as proved reserves and varying price and cost assumptions considered more representative of a range of possible economic conditions that may be anticipated.

     Results of operations from producing activities by fiscal year were as follows:

                                                         YEARS ENDED DECEMBER 31,
                                                     --------------------------------
                                                       1996        1995        1994
                                                     --------    --------    --------
                                                              (IN THOUSANDS)
Oil and gas revenues...............................  $165,041    $148,131    $ 75,010
Production costs...................................   (12,437)    (12,542)     (6,860)
Exploration expenses...............................   (64,674)    (45,261)    (36,833)
Depreciation, depletion, amortization and
  impairments......................................   (64,518)    (52,929)    (29,011)
                                                     --------    --------    --------
                                                       23,412      37,399       2,306
Income tax expense.................................    (8,194)    (13,090)       (807)
                                                     --------    --------    --------
Results of operations from producing activities
  (Excluding corporate overhead and interest
  costs)...........................................  $ 15,218    $ 24,309    $  1,499
                                                     ========    ========    ========

     The standardized measure of discounted future net cash flows relating to proved oil and gas reserves follows:

                                                        YEARS ENDED DECEMBER 31,
                                                  ------------------------------------
                                                     1996         1995         1994
                                                  ----------    ---------    ---------
                                                             (IN THOUSANDS)
Future Cash Inflows.............................  $1,510,192    $ 698,273    $ 450,328
Future Production and Development Costs.........    (254,069)    (191,287)    (153,785)
Future Income Tax Expenses......................    (369,386)    (101,413)     (30,735)
                                                  ----------    ---------    ---------
Future Net Cash Flows...........................     886,737      405,573      265,808
10% Annual Discount for Estimated Timing of Cash
  Flows.........................................    (186,370)     (74,650)     (41,892)
                                                  ----------    ---------    ---------
Standardized Measure of Discounted Future Net
  Cash Flows....................................  $  700,367    $ 330,923    $ 223,916
                                                  ==========    =========    =========

                             ZILKHA ENERGY COMPANY

(INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996 IS UNAUDITED)

     The following are the principal sources of change in the standardized measure of discounted future net cash flows:

                                                                YEARS ENDED DECEMBER 31,
                                                           ----------------------------------
                                                             1996         1995         1994
                                                           ---------    ---------    --------
Sales and Transfers of Oil and Gas Produced, Net of
  Production Costs.......................................  $(152,604)   $(135,589)   $(68,150)
Net Changes in Prices and Production Costs...............    171,188       85,894     (24,988)
Extensions, Discoveries and Improved Recovery, Less
  Related Costs..........................................    491,841      108,467      94,637
Changes in Estimated Future Development Costs............     28,051       34,105      12,219
Development Costs Incurred During the Period.............    (46,899)     (56,084)    (26,265)
Revisions of Previous Quantity Estimates.................     39,033      163,736      51,558
Accretion of Discount....................................     39,214       23,209      15,342
Net Change in Income Taxes...............................   (207,816)     (53,038)     (5,363)
Purchases of Reserves in Place...........................    118,552           --      23,103
Sales of Reserves in Place...............................   (130,149)    (119,632)    (13,659)
Changes in Production Rates (Timing) and Other...........     19,033       55,939      (3,444)
                                                           ---------    ---------    --------
                                                           $ 369,444    $ 107,007    $ 54,990
                                                           =========    =========    ========

                                  EXHIBIT INDEX

Exhibit                                                                             Page
Number                             Description                                     Number
------                             -----------                                     ------

 *2.1               Agreement and Plan of Merger dated as of November
                    22, 1997, between Zilkha and Sonat (including Exhibits A through E and Exhibit G thereto) (incorporated by reference to Annex A to the Proxy Statement constituting part of the Registration Statement)

**2.2 Approval of Merger Agreement dated as of January 22, 1998, among Sonat, Sonat Acquisition Corporation, a wholly owned subsidiary of Sonat, and Zilkha

**4.1               Amendment No. 1 to Rights Agreement, dated as of
                    November 22, 1997, amending the Rights Agreement between Sonat and ChemicalMellon (now ChaseMellon)
                    Stockholder Services, L.L.C., dated as of January 8, 1996

**10.1              Registration Rights Agreement, dated as of January 30,
                    1998, by and between Sonat, Selim K. Zilkha, Michael
                    Zilkha, the Selim K. Zilkha Trust and the Selim K.
                    Zilkha (1996) Annuity Trust

**99.1              Press Release dated January 30, 1998


-------------------------

*    Incorporated by reference
**  Filed herewith